Exhibit 8.1

List of Subsidiaries and Consolidated Variable Interest Entities

Subsidiaries	Jurisdiction of Incorporation

21ViaNet Group Limited	Hong Kong
21ViaNet @Xian Holdings Limited	British Virgin Islands
Fastweb International Holdings	Cayman Islands
Hongkong Fastweb Holdings Co., Limited	Hong Kong
Beijing Fastweb Technology Co., Ltd.	PRC
21Vianet Data Center Co., Ltd.	PRC
21Vianet Anhui Suzhou Technology Co., Ltd.	PRC
21Vianet (Xi’an) Technology Co., Ltd.	PRC
21Vianet (Foshan) Technology Co., Ltd.	PRC

Principal Consolidated Affiliated Entities

Beijing aBitCool Network Technology Co., Ltd.	PRC
Beijing 21Vianet Broad Band Data Center Co., Ltd.	PRC
21Vianet (Xi’an) Information Outsourcing Industry Park Services Co., Ltd.	PRC
Shanghai Wantong 21Vianet Information Technology Co., Ltd.	PRC
Zhiboxintong (Beijing) Network Technology Co., Ltd.	PRC
Beijing Chengyishidai Network Technology Co., Ltd.	PRC
Guangzhou Gehua Network Technology and Development Co., Ltd.	PRC
Beijing Fastweb Network Technology Co., Ltd.	PRC
Beijing Tianwang Online Communication Technology Co., Ltd.	PRC
Beijing Yilong Xinda Technology Co., Ltd.	PRC